Exhibit 99.1

AIM ImmunoTech Releases Virtual Investor “What This Means Segment”

Tom Equels, CEO of AIM ImmunoTech and Professor Casper H.J. van Eijck, MD, PhD, Pancreato-biliary Surgeon at Erasmus MC, discuss the Phase 1b/2 clinical trial involving AIM’s Ampligen® (rintatolimod) and AstraZeneca’s anti-PD-L1 immune checkpoint inhibitor Imfinzi® (durvalumab) in the treatment of late-stage pancreatic cancer (“DURIPANC”)

Watch the “What This Means” segment here

OCALA, Fla., February 11, 2025/ AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM” or the “Company”) today announced that AIM CEO Thomas K. Equels and Prof. Casper H.J. van Eijck, MD, PhD, Pancreato-biliary Surgeon at the Erasmus Medical Center (“Erasmus MC”) and Coordinating Investigator for the DURIPANC study in late-stage pancreatic cancer, participated in a Virtual Investor “What This Means” segment. Access the segment here.

As part of the segment, Mr. Equels and Professor van Eijck discuss the recent approval from the Erasmus MC Safety Committee to proceed with the Phase 2 Study of Ampligen® and AstraZeneca’s Imfinzi as a potential combination treatment for late-stage pancreatic cancer. DURIPANC is an investigator-initiated, exploratory, open-label, single-center study in the Netherlands at Erasmus MC. The approval to proceed to Phase 2 was granted following the Safety Committee’s review of the complete Phase 1 safety data, which found the combination treatment to be generally well-tolerated with no treatment-related severe adverse events or dose-limiting toxicities.

The Virtual Investor “What this Means” segment featuring AIM ImmunoTech is now available here.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders and viral diseases, including COVID-19. The Company’s lead product is a first-in-class investigational drug called Ampligen® (rintatolimod), a dsRNA and highly selective TLR3 agonist immuno-modulator with broad spectrum activity in clinical trials for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on X, LinkedIn, and Facebook.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “continue,” “believe,” “potential,” “upcoming” and other variations thereon and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Data, pre-clinical success and clinical success seen to date do not guarantee that Ampligen will be approved as a therapy for pancreatic cancer. The Company urges investors to consider specifically the various risk factors identified in its most recent Form 10-K, and any risk factors or cautionary statements included in any subsequent Form 10-Q or Form 8-K, filed with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Among other things, for those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Investor Contact:

JTC Team, LLC

Jenene Thomas

908.824.0775

AIM@jtcir.com